UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

April 16, 2015

To our stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094, on Wednesday, June 3, 2015, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the annual meeting is provided in the enclosed proxy statement. At the annual meeting, stockholders will vote on the election of the ten nominees named in the enclosed proxy statement to the board of directors; an advisory vote to approve named executive officer compensation; the approval of the Internal Revenue Code Section 162(m)-compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan; the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and the transaction of such other business that may properly come before the annual meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the annual meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the annual meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting. Again this year, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. We are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Executive Chairman

VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Wednesday, June 3, 2015

Place	La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094

Items of Business

•    The election of the ten nominees named in the accompanying proxy statement to the Board of Directors.

•    An advisory vote to approve named executive officer compensation.

•     The approval of the Internal Revenue Code Section 162(m)-compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan.

•     The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year.

•     The transaction of such other business as may properly come before the annual meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Wednesday, April 8, 2015.

Internet Availability	As we did last year, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of annual meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/VSI.

Proxy Voting	It is important that your shares be present or represented and voted at the annual meeting. You can vote your shares on the Internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Richard L. Markee

Executive Chairman

April 16, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL ONE—ELECTION OF DIRECTORS	6

CORPORATE GOVERNANCE	14

DIRECTOR COMPENSATION	22

SECURITY OWNERSHIP	24

EXECUTIVE OFFICERS	26

PROPOSAL TWO—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	27

PROPOSAL THREE—APPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M)-COMPLIANT VITAMIN SHOPPE, INC. COVERED EMPLOYEE PERFORMANCE-BASED COMPENSATION PLAN	29

COMPENSATION DISCUSSION AND ANALYSIS	32

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	45

EXECUTIVE COMPENSATION	46
Summary Compensation Table	46
Grants of Plan-Based Awards	48
Outstanding Equity Awards at Fiscal Year-End	49
Option Exercises and Stock Vested	51
Nonqualified Deferred Compensation	51
Pension Benefits	51
Employment Agreements	51
Potential Payments Upon Termination or Change in Control	55
Employee Benefit Plans	57
Equity Compensation Plan Information	57

PRINCIPAL ACCOUNTANT FEES AND SERVICES	58

AUDIT COMMITTEE REPORT	59

PROPOSAL FOUR—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	61

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING	61

2014 ANNUAL REPORT ON FORM 10-K	63

OTHER MATTERS	63

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing this notice of annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “proxy materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2015 annual meeting of stockholders and at any adjournment or postponement.

We anticipate that the notice of Internet availability of proxy materials will first be sent to stockholders on or about April 16, 2015. The proxy statement and the form of proxy relating to the annual meeting are first being made available to stockholders on or about April 16, 2015.

You are invited to attend the annual meeting on Wednesday, June 3, 2015, beginning at 10:00 a.m., Eastern Daylight Time. The annual meeting will be held at La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094. Stockholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The notice tells you how to access and review the proxy materials over the Internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the Internet. If you received a notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the notice.

What should I bring with me to attend the annual meeting?

Stockholders must present a form of personal identification to be admitted to the annual meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record and you plan to attend the annual meeting, you must also present proof of your ownership of Vitamin Shoppe, Inc. common stock, such as a brokerage or bank account statement, to be admitted to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Who is entitled to vote at the annual meeting?

Stockholders of record at the close of business on April 8, 2015, the record date for the annual meeting, are entitled to receive notice of and vote at the annual meeting. You are entitled to one vote on each matter presented at the annual meeting for each share of common stock you owned at that time. At the close of business on April 8, 2015, there were 29,744,042 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the annual meeting

All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Three) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will thus be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal One), the “say-on-pay” proposal (Proposal Two) and the approval of the Section 162(m)-compliant annual incentive plan (Proposal Three) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker is not permitted to vote with respect to these proposals and those votes will thus be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 8, 2015) to be admitted to the annual meeting on June 3, 2015. To be able to vote your shares held in street name at the annual meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the annual meeting.

What constitutes a quorum?

For business to be conducted at the annual meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the annual meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 8, 2015, the record date, or at least 14,872,022 shares.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for purposes of determining whether a quorum exists at the annual meeting.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal One – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nomination and Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the Nomination and Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nomination and Governance Committee’s or the Board’s recommendation, decision or any related deliberations.

Proposal Two – Say-on-Pay. The Board is seeking a non-binding advisory vote to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three – Internal Revenue Code Section 162(m)-compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan. The Compensation Committee has approved the Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan (the “162(m) Plan”), an annual cash incentive compensation plan that is intended to be compliant with Internal Revenue Code Section 162(m) (“Section 162(m)”). The effective date of the 162(m) Plan is January 1, 2015, subject to approval of the plan by our stockholders. The affirmative vote of the holders of a majority of the votes cast on this proposal is needed to approve this proposal. Abstentions and “broker non-votes” will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

Proposal Four – Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Because shares that are not voted will be treated as “broker non-votes” and are not entitled to vote on the proposal, they will have no effect on the vote on the proposal.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board, each for a term of one year (Proposal One);

FOR the advisory vote to approve named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Two);

FOR the approval of the Internal Revenue Code Section 162(m)-compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan (Proposal Three); and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal Four).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those described in this proxy statement.

If other matters are properly presented at the annual meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the annual meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 52-week fiscal year ended December 27, 2014 (fiscal 2014), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the proxy materials. “Fiscal 2014” refers to the 52-week fiscal year that ended on December 27, 2014, “fiscal 2013” refers to the 52-week fiscal year that ended on December 28, 2013 and “fiscal 2012” refers to the 52-week fiscal year that ended on December 29, 2012.

The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

As of the date of this proxy statement, the Board consists of ten members. Effective April 6, 2015, Colin Watts joined the Company as its new Chief Executive Officer, and Anthony N. Truesdale resigned as our Chief Executive Officer and as a director effective April 3, 2015. The Board has appointed Mr. Watts as a director effective as of April 29, 2015, and upon the effectiveness of Mr. Watts’ appointment to the Board, the Board will consist of 11 members. All directors are elected annually. The Board proposes that the ten nominees described below, each of whom (other than Mr. Watts) is serving as a director as of the date of this proxy statement, be re-elected for a new term of one year expiring at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. Although the Nomination and Governance Committee does not have a formal policy with respect to Board diversity, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to the Board extensive executive leadership and board experience derived from their service as executives and, in many cases, service as chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance – Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

The names of the ten nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Nominees for Directors

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Markee

Richard L. Markee became our Executive Chairman on April 4, 2011 and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011, he served as our Chief Executive Officer and as Chairman of the Board.

He previously served as the President of Babies “R” Us from August 2004, and Vice Chairman of Toys “R” Us, Inc. from May 2003, through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President – President – Specialty Businesses and International Operations of Toys “R” Us. From October 1999 to January 2002, he served as Executive Vice President – President of Babies “R” Us and the Chairman of Kids “R” Us.

Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P.

Mr. Markee previously served as a director of Collective Brands, Inc., The Sports Authority, Inc. and Dorel Industries.

Mr. Markee currently serves as a director for Toys “R” US, a global toy retailer.

The Board selected Mr. Markee to serve as a director nominee because he possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

		61	September 2007

Colin Watts	Colin Watts has served as our Chief Executive Officer since April 6, 2015. Prior to joining us, Mr. Watts was President of Weight Watchers Health Solutions from July 2013 to March 2015. He previously served as Senior Vice President, Health Solutions and Global Innovation	49	April 2015

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

at Weight Watchers from 2012 through July 2013. Before joining Weight Watchers, Mr. Watts was the Chief Innovation Officer and a member of the executive team at Walgreens from December 2008 through December 2011. Prior to that, he was General Manager of US Soup at Campbell Soup Company from February 2007 to November 2008. Mr. Watts also previously served as Worldwide President of two Johnson & Johnson operating companies: McNeil Nutritionals from 2002 to 2005 and McNeil Consumer Healthcare from 2005 to 2007.

Mr. Watts has a B.A. from Brown University, a M.A. from the University of Pennsylvania, and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

The Board selected Mr. Watts as a director nominee because he has a broad range of experience in general management, marketing and innovation from leading consumer and healthcare companies. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

B. Michael Becker

Michael Becker is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Becker also serves as a director and Chairman of the Audit Committee of The Men’s Wearhouse, Inc. Mr. Becker was an Audit Partner for Ernst & Young LLP before his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc., from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide accounting and audit consulting services for two of its clients. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career before his retirement. Mr. Becker holds an MBA.

The Board selected Mr. Becker to serve as a director nominee based on his extensive experience in financial matters and in auditing and reporting on the financial statements and internal control over financial reporting of large publicly held companies, including retail companies.

		70	January 2008

John D. Bowlin	John D. Bowlin is a member of the Audit Committee. From January 2008 through December 2011, Mr. Bowlin served as a consultant to CCMP Capital Advisors, LLC.	64	October 2014

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

From 1999 until 2003, he served as President and Chief Executive Officer of Miller Brewing Company. Prior to that, Mr. Bowlin was employed by Philip Morris Companies, Inc. in various leadership capacities, including President, Kraft International, Inc. (1996-1999), President and Chief Operating Officer, Kraft Foods North America (1994-1996), President and Chief Operating Officer, Miller Brewing Company (1993-1994), and President, Oscar Mayer Food Corporation (1991-1993).

Since December 2006, Mr. Bowlin has served as a director of Generac Holdings, Inc. Previously, Mr. Bowlin served as a director of the Pliant Corporation, Schwan Food Company and Quiznos, as well as a director and the Non-Executive Vice Chairman of Spectrum Brands.

Mr. Bowlin holds a Bachelors of Business Administration from Georgetown University and a Masters of Business Administration from Columbia University.

The Board selected Mr. Bowlin as a director nominee due to his strong background as a director and in senior leadership positions, including as chief executive officer, for consumer products, manufacturing and brand development companies, including retailers.

Catherine E. Buggeln

Catherine E. Buggeln is a member of the Nomination and Governance Committee. Ms. Buggeln served as a member of the Audit Committee from 2009 until March 2015 and as a member of the Compensation Committee during 2012 and until April 1, 2013. Ms. Buggeln currently is a senior advisor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, and has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. Prior to Coach, Ms. Buggeln was an ecommerce entrepreneur and a management consultant focused on retail and consumer brands with Coopers & Lybrand, Melville Corporation and The LakeWest Group. She began her career at Bloomingdales Department Stores.

Ms. Buggeln is a director of Ascena Retail Group, Inc., where she serves on the audit and compensation committees. She also serves as a director at Five Below

		54	November 2009

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

and as Co-Chair of the Board of Bpeace. Ms. Buggeln previously served as a director of The Timberland Company.

The Board selected Ms. Buggeln as a director nominee because of her strong background in strategic planning and new business development and her prior experience as a member of an audit committee of a public company.

Deborah M. Derby

Deborah M. Derby is a member of the Compensation Committee. She has served as Vice Chairman, Executive Vice President of Toys “R” Us, a privately held global toy retailer, since March 2013, where she currently oversees Global Property Development, Procurement and Human Resources. Prior to her rejoining Toys “R” Us, she consulted for Kenneth Cole Productions, Inc., a retailer of fashion footwear, handbags and apparel, beginning in September 2012. She previously served as Executive Vice President, Chief Administrative Officer for Toys “R” Us, overseeing the retail and online businesses in Canada and Australia, global Property Development, New Business Development and U.S. Merchandise Presentation. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us, the juvenile and apparel business of Toys “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst.

The Board selected Ms. Derby as a director nominee based on her breadth of experience in retailing, e-commerce, human resources, legal and financial analysis, as well as her experience as the Executive Vice President of a large global retailer with particular experience overseeing the Canadian operations.

		51	December 2012

John H. Edmondson	John H. Edmondson is a member of both the Audit and the Nomination and Governance Committees. Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a NASDAQ-listed retail company selling boating supplies and accessories in 38	70	April 2006

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

states, Puerto Rico and Canada, from December 1998 until January 2005. Mr. Edmondson has been pursuing his personal interests since January 2005.

Mr. Edmondson serves on the board of Cabela’s Incorporated and is a member of its audit, nominating and governance, and compensation committees.

The Board selected Mr. Edmondson as a director nominee based on his experience as the former Chief Executive Officer of a multi-store retailer and as a public company director, including service as a member of the audit committee of a public company.

David H. Edwab

David H. Edwab has served the Company as Lead Director since April 4, 2011, is Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Edwab has served as an officer and director of Men’s Wearhouse, a publicly traded company, for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman. Mr. Edwab currently serves as non-executive Vice Chairman of the Board of Directors of Men’s Wearhouse. Mr. Edwab previously was a Senior Managing Director and Head of the Retail Group in the Investment Banking Department at Bear Stearns & Co. Inc. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear Stearns & Co. Inc. and the predecessor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, until 2008. Mr. Edwab previously served as lead director and chairman of the audit committee and compensation committee of Aeropostale, Inc. and was a partner with Deloitte & Touche LLP.

Mr. Edwab also currently serves as a director and member of the audit committee and is chairman of the nomination and governance committee of New York & Company, Inc.

The Board selected Mr. Edwab as a director nominee based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

		60	November 2005

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Perkal

Richard L. Perkal is a member of the Nomination and Governance Committee and previously served as Lead Director until April 2011 and also previously served as a director of our subsidiaries, Vitamin Shoppe Industries Inc. and V.S. Direct Inc.

Mr. Perkal is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 2000 to 2008, Mr. Perkal was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc. and predecessor to Irving Place Capital Management, L.P. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a Senior Partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations.

Mr. Perkal currently serves as a director of New York & Company, Inc., Pet Supplies Plus, Cabi LLC and Armacel Armor Corp. He previously served as a director of Aeropostale, Inc.

The Board selected Mr. Perkal as a director nominee because he possesses particular knowledge and experience in legal/regulatory, finance and capital structure that strengthen the Board’s collective qualifications, skills and experience.

		61	November 2002

Beth M. Pritchard

Beth M. Pritchard is a member of both the Compensation and Nomination and Governance Committee. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. Sunrise Beauty Studio develops and manufactures third party personal care and fragrance products for major retailers. Ms. Pritchard also currently serves as a board member of Borderfree, Inc., a market leader in international cross-border e-commerce. She served as North American Advisor to M.H. Alshaya Co., a diverse franchisee group based in the Middle East, from 2009-2013. From 2006-2009, Ms. Pritchard was the President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. Ms. Pritchard was the President and Chief Executive Officer of Organized Living Inc., a retailer of home and office storage and organization

		68	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

products, from 2004-2005, when it filed for a reorganization petition under chapter 11 of the United States Bankruptcy Code and was subsequently liquidated.

From 1991 to 2003, Ms. Pritchard held executive positions with Limited Brands, Inc., the parent company of specialty retailers, serving as President and Chief Executive Officer of Bath & Body Works, Chief Executive Officer of Victoria’s Secret Beauty and Chief Executive Officer of The White Barn Candle Company.

Ms. Pritchard also serves as a director of Loblaw Companies Limited, a member of the environmental, health and safety committee of LobLaw Companies Limited, and as a director and member of the compensation committee and nomination and governance committee of Cabela’s, Inc. She served as a director of Ecolab Inc. from 2004 to 2010, Borders Group, Inc. from 2000 to 2007, and Albertson’s Inc. from 2004 to 2006.

Ms. Pritchard has a Masters in Business Administration from Marquette University, studied International Business Management at Northwestern University’s Kellogg School of Management in Lucerne, Switzerland, and has attended and spoken at numerous international business seminars.

The Board selected Ms. Pritchard as a director nominee due to her extensive experience as a Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

The Board unanimously recommends that stockholders vote “FOR”

the election of each of the director nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE director independence requirements, the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. Based on the director independence listing standards of the NYSE and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Mr. Becker, Mr. Bowlin, Ms. Buggeln, Ms. Derby, Mr. Edmondson, Mr. Edwab, Mr. Perkal, Ms. Pritchard and Ms. Savitt (who is currently serving as a director and whose term will expire at the 2015 annual meeting of stockholders) is independent. None of the non-employee directors has any material relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct, which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees and officers. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction or potential conflict of interest is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee considers. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, our Executive Chairman and our Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. Recommendations must include the proposed nominee’s name, detailed biographical data outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, a statement outlining the reasons why the candidate’s skills, experience and background would make a valuable contribution to the Board, a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate (or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member), as well as a written statement from the candidate consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our certificate of incorporation and by-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

The Board and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to our Executive Chairman of the Board or the Corporate Secretary, at Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Corporate Secretary at the address above. The Corporate Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

We currently have separate roles for our Chief Executive Officer and our Executive Chairman of the Board. The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while our Executive Chairman of the Board provides guidance to our

Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Two of the key responsibilities of the Board are to develop and approve strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer will be able to bring company-specific experience and expertise.

The Board believes that our Chief Executive Officer, who will serve as a director effective as of April 29, 2015, is best situated to serve as a director because he is a consumer products and healthcare industry veteran, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that the current separate roles of Executive Chairman and our Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board, which are essential to effective governance. The Board believes that this structure, together with a Lead Director having the duties described below, is in the best interests of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Because Mr. Markee, our Executive Chairman, is our employee and is therefore not “independent,” the Board has appointed David Edwab as “Lead Director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the listing standards of the NYSE and the Corporate Governance Guidelines. The Board selected Mr. Edwab, effective April 4, 2011, to serve as the Lead Director. Mr. Perkal previously served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with our Executive Chairman and our Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with our Executive Chairman and our Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Board generally holds executive sessions at each regular Board meeting. The Lead Director chairs these sessions.

Meeting Attendance

The Board met eight (8) times in 2014. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member, except for Katherine Savitt. In addition to participation in Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with our Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend, and two (2) of our directors attended the 2014 annual meeting.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risks and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nomination and Governance Committees are composed entirely of independent directors, as defined under NYSE listing standards, the Corporate Governance Guidelines and applicable SEC rules. The charters of each committee are available on the Investor Relations page of our website, www.vitaminshoppe.com.

A list of current Committee memberships can be found on the Investor Relations page of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
John D. Bowlin	X
Catherine Buggeln			X
Deborah M. Derby		X
John H. Edmondson	X		C
David H. Edwab *	X	C
Richard L. Perkal			X
Beth M. Pritchard		X	X

*	Mr. Edwab is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five (5) meetings in 2014. The Audit Committee annually reviews and reassesses the adequacy of its charter, which was most recently updated in February 2015. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•	select, retain, evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the independent registered public accounting firm’s independence and reviewing the scope of the independent registered public accounting firm’s work, including preapproval of audit and non-audit services;

•	review the annual and quarterly review processes with management and the independent registered public accounting firm;

•	review reports and recommendations of our independent registered public accounting firm;

•	oversee our internal audit function, including review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	evaluate the performance of our independent registered public accounting firm, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accounting firm;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

review and approve reports (to be included in the proxy statement) disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that Mr. Becker has financial management expertise and, based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal control over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. The Board has also determined that each Audit Committee member is independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Compensation Committee

The Compensation Committee held four (4) meetings in 2014. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In March 2013, the Compensation Committee reviewed and approved an updated Compensation Committee charter, which was approved first by the Nomination and Governance Committee and then by the full Board. The Compensation Committee’s primary functions are to:

•

develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for our Chief Executive Officer, other executive officers and the Board;

•	review and approve compensation and goals for our Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for our other executive officers and review our Chief Executive Officer’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•

review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for our Chief Executive Officer, other executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	review the annual Compensation Committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with our Chief Executive Officer and our Executive Chairman to develop succession plans for our Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

The Board has determined that each Compensation Committee member is (i) independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10C-1 under the Exchange Act, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2013 and 2014, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. The Compensation Committee assesses the independence of the consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act. The Compensation Committee believes that Hay Group has been independent throughout its service to the Compensation Committee and there is no conflict of interest between Hay Group and the Compensation Committee. Additional information regarding the Compensation Committee’s engagement of Hay Group can be found in the section below entitled Compensation Discussion and Analysis – Compensation Benchmarking and the Role of Consultants.

Our Executive Chairman, our Chief Executive Officer, our Chief Financial Officer, our General Counsel/Corporate Secretary and our Senior Vice President of Human Resources periodically attend meetings at the request of the Compensation Committee. Our Executive Chairman’s and our Chief Executive Officer’s feedback about each officer’s performance is considered by the Compensation Committee in their determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan to one or more members of the Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act or not qualify for, or cease to qualify for, exemption under Internal Revenue Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

David Edwab, Michael Becker, Deborah Derby and Beth Pritchard each served as a member of the Compensation Committee during 2014. No person who served as a member of the Compensation Committee during the last fiscal year has served as one of our officers or employees. In November 2013, Richard L. Markee, our Executive Chairman, was appointed to the board of directors of Toys “R” Us, Inc. Deborah Derby, a member of the Compensation Committee, was at the time, and currently is, the Vice Chairman, Executive Vice President of Toys “R” Us, Inc. Ms. Derby is not a director at Toys “R” Us. Mr. Markee does not serve on the compensation committee of the board of directors of Toys “R” Us, Inc. Other than the previously described relationship, no person who served as a member of the Compensation Committee during the fiscal year has any relationship requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met two (2) times in 2014. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the charters of Board committees; and

•	manage the performance review process of the Board, its committees and our Chief Executive Officer.

The Board has determined that each Nomination and Governance Committee member is independent under the listing standards of the NYSE and the Corporate Governance Guidelines.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Principles, our Standards of Business Conduct and our Code of Ethics for our Chief Executive Officer and Senior Financial Officers are available on the Investor Relations page of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had eleven directors on December 27, 2014, the last day of our 2014 fiscal year. During fiscal 2014, nine directors received compensation for their services on the Board. Mr. Markee and Mr. Truesdale, who served as our executives and also as directors during fiscal 2014, did not receive any compensation for their services on the Board.

In 2014, we paid each non-management and independent member of the Board a $55,000 annual cash retainer, paid quarterly, and no meeting attendance fees. Each independent committee chairperson, the committee members and the Lead Director received additional annual cash retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)

Audit	20,000
Compensation	15,000
Nomination and Governance	10,000
Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance	5,000
Lead Director Retainer
Mr. Edwab	17,000

For 2015, the annual cash compensation paid to our directors and committee members is scheduled to remain the same as it was in 2014.

In 2014, our non-management and independent directors also were granted annual awards of restricted stock units with a grant date value of approximately $60,000. These awards were granted on January 2, 2014 and vested on January 2, 2015, provided that the director continued to serve as a member of the Board. Mr. Bowlin received a prorated restricted stock unit award in 2014 based on his October 1, 2014 start date as a member of the Board.

For 2015, each of our non-management and independent directors will be granted up to two awards of restricted stock units. First, each such director in service on January 2, 2015 was granted an award of restricted stock units on that date with a grant date value of approximately $30,000 and with vesting in equal quarterly installments on April 2, 2015 and July 2, 2015, subject to the director’s continued service as a Board member. Next, each non-management and independent director that has successfully been nominated to the Board and received the appropriate stockholder vote at our 2015 annual meeting will be granted an additional award of restricted stock units on July 2, 2015 with a grant date value of approximately $70,000. These awards will vest in equal quarterly installments on October 2, 2015, January 2, 2015, April 2, 2016, and July 2, 2016, generally subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after our 2016 annual meeting, that director’s final quarterly vesting from the July 2, 2015 grant will be accelerated and will vest the day following our 2016 annual meeting.

The following table provides information concerning the compensation of each director who served in fiscal 2014 other than Mr. Markee and Mr. Truesdale, whose compensation is described elsewhere in this proxy statement and who did not receive any compensation for their services on the Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
B. Michael Becker	82,500	59,984	142,484
John D. Bowlin (2)	13,750	14,985	28,735
Catherine E. Buggeln	66,875	59,984	126,859
Deborah M. Derby	62,500	59,984	122,484
John H. Edmondson	75,000	59,984	134,984
David H. Edwab	97,000	59,984	156,984
Richard L. Perkal	60,000	59,984	119,984
Beth M. Pritchard	67,500	59,984	127,484
Katherine Savitt	60,000	59,984	119,984

(1)	Compensation expense resulting from the grant of restricted stock units is based on the grant date fair value of those awards and is recognized over the one-year vesting period for the awards. The amounts reflected in this column were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).
(2)	Mr. Bowlin became a director on October 1, 2014, and his 2014 compensation was prorated based on that date.

The table below shows the aggregate number of shares underlying stock options and the number of restricted stock units held by our non-employee directors as of December 27, 2014.

Name	Stock Options (#)	Restricted Stock Unit Awards (#)
B. Michael Becker	27,742	1,160
John D. Bowlin	—	353
Catherine E. Buggeln	20,937	1,160
Deborah M. Derby	—	1,160
John H. Edmondson	4,522	1,160
David H. Edwab	2,030	1,160
Richard L. Perkal	—	1,160
Beth M. Pritchard	28,742	1,160
Katherine Savitt	6,979	1,160

Stock Ownership Guidelines for Directors

On December 14, 2011, the Board approved stock ownership guidelines for the non-management and independent members of the Board to encourage significant ownership of our common stock and to further align the personal interests of the directors with the interests of our stockholders. Each covered director is required to accumulate and hold an aggregate value of $150,000 in our common stock, restricted stock awards or units, and/or vested stock options. Directors generally have a four-year period to achieve, and then hold, the required level of stock ownership value, beginning on December 14, 2011 for the directors who were in office on that date, and beginning on their respective first dates of service for directors who joined or will join us after that date.

SECURITY OWNERSHIP

The following table describes, as of April 8, 2015, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 29,744,042 shares of common stock outstanding as of April 8, 2015. Each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. The address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street, North Bergen, New Jersey 07047, except as otherwise noted. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 8, 2015 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage ownership of any other person.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Beneficial Owners of More than 5% of Our Common Stock
Eagle Asset Management, Inc. (1)	3,513,286	11.8%
BlackRock Inc. (2)	2,622,884	8.8%
The Vanguard Group, Inc. (3)	2,044,879	6.9%
Kornitzer Capital Management, Inc. (4)	1,579,413	5.3%
Citadel Advisors LLC (5)	1,462,664	4.9%

Executive Officers and Directors:
Richard L. Markee	167,617	*
Anthony Truesdale	90,484	*
Colin Watts	24,420	*
Brenda Galgano	35,633	*
Louis H. Weiss	51,919	*
Jean W. Frydman	15,202	*
B. Michael Becker	29,119	*
John D. Bowlin	5,317	*
Catherine Buggeln	22,414	*
Deborah M. Derby	2,546	*
John H. Edmondson	10,001	*
David H. Edwab	7,800	*
Richard L. Perkal	4,807	*
Beth M. Pritchard	32,652	*
Katherine Savitt	8,456	*
All directors and executive officers as a group (14 persons) (6)	417,903	1.4%

*	Represents less than 1%.

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 20, 2015 by Eagle Asset Management, Inc. At that time, Eagle Asset Management, Inc. reported sole voting power as to 3,513,286 shares and sole dispositive power as to 3,513,286 shares and listed its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.

(2)	Based solely on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 2,551,521 shares, sole dispositive power as to 2,622,015 shares and shared dispositive power as to 869 shares and listed its address as 55 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 41,845 shares, sole dispositive power as to 2,005,234 shares and shared dispositive power as to 39,645 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Based solely on a Schedule 13G/A filed with the SEC on January 22, 2015, by Kornitzer Capital Management, Inc. At that time, Kornitzer Capital Management, Inc. reported sole voting power as to 1,579,413 shares, sole dispositive power as to 1,536,244 shares and shared dispositive power as to 43,169 shares and listed its address as 5420 West 61st Place, Shawnee Mission, Kansas 66205.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2015, by Citadel Advisors LLC, Citadel Advisors Holdings II LP, Citadel GP LLC and Kenneth Griffin (collectively, the “Citadel Reporting Persons”). At that time, Citadel Advisors LLC reported shared voting power as to 1,448,632 shares and shared dispositive power as to 1,448,632 shares, Citadel Advisors Holdings II LP reported shared voting power as to 1,448,632 shares and shared dispositive power as to 1,448,632 shares, Citadel GP LLC reported shared voting power as to 1,462,664 shares and shared dispositive power as to 1,462,664 shares, and Kenneth Griffin reported shared voting power as to 1,462,664 shares and shared dispositive power as to 1,462,664 shares. The Citadel Reporting Persons listed their addresses as c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. See the Schedule 13G/A filed by the Citadel Reporting Persons for certain disclaimers of beneficial ownership.
(6)	This group includes Colin Watts, who was appointed our Chief Executive Officer effective April 6, 2015. This group does not include Anthony Truesdale, who no longer serves as an executive officer of the Company.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers as of the date of this proxy statement:

Name	Age	Position
Richard L. Markee	61	Chairman of the Board
Colin Watts	49	Chief Executive Officer
Brenda Galgano	46	Executive Vice President and Chief Financial Officer
Louis H. Weiss	46	Executive Vice President, Chief Merchandising and Marketing Officer
Jean W. Frydman	62	Senior Vice President for Legal, General Counsel and Corporate Secretary

Richard L. Markee. We provide Mr. Markee’s biography above under Proposal One – Election of Directors – Nominees for Director.

Colin Watts. We provide Mr. Watts’ biography above under Proposal One–Election of Directors – Nominees for Director.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the United States Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Louis H. Weiss has served as our Vice President, Internet and Catalog Business since December 2006 and was promoted to Senior Vice President and Chief Marketing Officer in fiscal 2009, and in 2014, he was promoted to Executive Vice President, Chief Merchandising and Marketing Officer. Prior to December 2006, Mr. Weiss served as President for Gaiam Direct, a subsidiary of Gaiam Inc., in 2005 and 2006. In 2004 and 2005, he was Senior Vice President of Good Times Entertainment. In July 2005, Good Times Entertainment filed a petition under chapter 11 of the United States Bankruptcy Code and was acquired by Gaiam, Inc. later that year. In 2003 and 2004, Mr. Weiss served as a strategic consultant to various online direct marketing companies. He began his career at Sony Corporation of America in the Corporate Strategy/Planning Group.

Jean W. Frydman has served as our Senior Vice President for Legal, General Counsel and Corporate Secretary since June 2012. She also served as a Vice President Legal from June 2012 until her promotion to Senior Vice President for Legal in February 2013. Ms. Frydman joined the Vitamin Shoppe in 2012. In this capacity, she is responsible for Legal Affairs, the Corporate Secretary function, and Lease Administration. Prior to joining the Vitamin Shoppe, she was U.S. General Counsel, Corporate Secretary: Chief Compliance Officer at Ferring Pharmaceuticals, Inc., a specialty pharmaceutical company in Parsippany, NJ. Prior to joining Ferring Pharmaceuticals, she served as Vice President, General Counsel & Corporate Secretary with Novadel Pharma, Inc. and Associate General Counsel with Pfizer, Inc. Ms. Frydman has 30 years of experience in the pharmaceutical/medical device industry which includes more than 20 years of legal counsel in both corporations and law firms. Ms. Frydman has her Juris Doctorate Degree from the Chicago-Kent College of Law, a Masters of Art from Central Michigan University and a BS from The Ohio State University College of Allied Medicine.

PROPOSAL TWO—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval of our named executive officer compensation as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that describes what companies must include in their CD&A and compensation tables. As required by the Dodd-Frank Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us. The Board and Compensation Committee value the opinions expressed by our stockholders, however, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. We have described the relevant compensation in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation” below. The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

Here are some common questions and answers to help you better understand what this vote means:

What am I voting on?

Commonly referred to as a “say-on-pay” proposal, this proposal lets you vote on whether to endorse the compensation we pay to our named executive officers.

What factors should I consider in voting on this proposal?

The sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” describe in detail the different kinds of compensation we pay to our named executive officers, the reasons we pay each type of compensation and the amounts of compensation we pay. As described in those sections, our goal is to compensate our named executive officers in a way that encourages them to maximize short-term performance without compromising long-term profitability and stockholder return, while giving them a degree of compensation stability. You should consider whether you agree with the objectives we describe in the CD&A and whether the amounts we pay as a result are appropriate. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the CD&A. We submitted our executive compensation program in effect for 2013 to a non-binding advisory vote of our stockholders at our 2014 annual meeting. Our stockholders approved the 2013 executive compensation program by the affirmative vote of approximately 97.9% of the shares voted on the proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation program. Based in part on this support, the Compensation Committee decided to retain the core design of our executive compensation program in the remainder of 2014 and in 2015, as it believes the program continues to attract, retain and appropriately incent senior management.

The Board and the Compensation Committee considered the results of our stockholder “say-on-frequency” vote at our 2011 annual meeting in adopting a frequency policy for future say-on-pay votes. Because a substantial majority of votes cast expressed a preference for having a say-on-pay vote every year, the Board decided that we will hold future non-binding advisory votes on executive compensation every year until the Board determines that a different frequency for such non-binding votes is in our best interests or until we hold the next required vote on the frequency of such votes no later than our 2017 annual meeting.

We believe our compensation practices are reasonable, carefully crafted to accomplish positive long-term results for the Company and have served us well. In particular, we believe our program strongly and consistently links the level of compensation of named executive officers to our performance. The program has enabled us to attract and retain a management team that has led us through several years of successful performance and positioned us for future growth and success. For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with our performance and has demonstrated that it incentivizes desirable behavior from our executives.

Is this vote binding?

Because your vote is advisory, it will not be binding upon the Board or Compensation Committee. However, the Board and Compensation Committee value your opinion and will take the outcome of the vote into account when considering future compensation arrangements.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation as described in this proxy statement.

PROPOSAL THREE—APPROVAL OF INTERNAL REVENUE CODE SECTION 162(m)-COMPLIANT COVERED EMPLOYEE PERFORMANCE-BASED COMPENSATION PLAN

Overview and Purpose

The Compensation Committee has approved the Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan (the “162(m) Plan”), an annual cash incentive compensation plan that is intended to be compliant with Internal Revenue Code Section 162(m) (“Section 162(m)”). The effective date of the 162(m) Plan is January 1, 2015, subject to approval of the plan by our stockholders.

We are asking our stockholders to approve a 162(m)-compliant annual cash incentive compensation plan so that the Company is eligible to maximize its deduction for compensation expenses.

Under Section 162(m), in order for compensation in excess of $1 million paid in any year to any “covered employee” to be deductible by the Company, such compensation must qualify as “performance-based.” A “covered employee” is the Company’s Chief Executive Officer and the three other most highly compensated officers named in the proxy statement, not including the Chief Financial Officer.

One of the requirements for cash compensation to qualify as “performance-based” is that certain material terms of the plan under which the compensation is paid must be approved by our stockholders, including (1) the employees eligible to receive compensation under the plan, (2) a description of the business criteria on which performance goals under the plan are based; and (3) the maximum amount of compensation that could be paid to any employee during a performance period under the plan if the performance goal is attained, or the formula for calculating compensation under the plan.

Plan Summary

We are proposing that annual cash incentive compensation under the terms of the 162(m) Plan will be based upon the Company’s future performance against metrics chosen by the Compensation Committee from the metrics described in the 162(m) Plan, subject to an upper limit of $3 million per participant for any given fiscal year.

Participants in the 162(m) Plan will be, for each performance period, each officer of the Company who is a “covered employee” under Section 162(m) for that performance period, unless otherwise determined by the Compensation Committee.

The Compensation Committee will administer the 162(m) Plan and will have the authority to grant awards under the plan that are contingent upon the achievement of objective, pre-established performance goals during a performance period that may be based on such factors including:

(i)	revenue,

(ii)	earnings per share,

(iii)	net income per share,

(iv)	share price,

(v)	pre-tax profits,

(vi)	net income,

(vii)	operating income,

(viii)	cash flow,

(ix)	earnings before interest, taxes, depreciation, and amortization or earnings before interest and taxes,

(x)	sales,

(xi)	total stockholder return relative to assets,

(xii)	total stockholder return relative to peers,

(xiii)	financial returns (including return on assets, return on equity, and return on investment),

(xiv)	cost reduction targets,

(xv)	customer satisfaction,

(xvi)	customer growth,

(xvii)	employee satisfaction,

(xviii)	gross margin,

(xix)	revenue growth,

(xx)	store openings,

(xxi)	any combination or derivation of the foregoing, or

(xxii)	such other criteria as the Compensation Committee may determine.

Performance goals may be in respect of the performance of the Company, any of its related companies, or any combination thereof, on either a consolidated, business unit, or divisional level. Performance goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

The foregoing performance criteria may have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives, or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criteria or combination of such criteria may apply to a participant’s award opportunity under the 162(m) Plan in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

The Compensation Committee will have discretion to reduce the awards under the 162(m) Plan (sometimes referred to as “negative discretion”), but will not have the discretion to increase awards under the 162(m) Plan (sometimes referred to as “positive discretion”), and we expect that the Compensation Committee will continue to approve awards in line with our past history, which is shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this proxy statement.

The Compensation Committee generally may amend or terminate the 162(m) Plan at any time in accordance with applicable law, including Section 162(m). In general, any amendment or termination that adversely affects a participant’s right to or interest in an award under the plan must be agreed to by the participant.

Clawback

Any amount or benefit received under the 162(m) Plan will be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time.

Other

Nothing in the terms of the proposed 162(m) Plan precludes the Compensation Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m). A copy of the proposed plan is attached as Appendix A to this proxy statement. The terms of the 162(m) Plan are incorporated herein by reference.

New Plan Benefits

Since the 162(m) Plan will only be effective upon approval by our stockholders, and because the Compensation Committee has discretion in establishing the terms of awards under 162(m) Plan, the amounts payable under the plan are not determinable. No amounts will be paid under the 162(m) Plan unless and until the plan is approved by our stockholders.

How does the Board recommend that I vote?

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Internal Revenue Code Section 162(m)-Compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation principles under which our executive compensation program operates and the key actions taken by the Compensation Committee for fiscal 2014 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for 2014 are as follows:

Named Executive Officers

Name	Title
Richard L. Markee	Executive Chairman
Anthony N. Truesdale (1)	Chief Executive Officer
Brenda Galgano	EVP, Chief Financial Officer
Louis H. Weiss (2)	EVP, Chief Merchandising and Marketing Officer
Jean W. Frydman	SVP, General Counsel and Corporate Secretary

(1)	Mr. Truesdale announced in September 2014 his plans to resign in June 2015 after more than nine years of service with the Company. Mr. Truesdale was succeeded as Chief Executive Officer of the Company by Mr. Colin Watts, effective April 6, 2015. A biography for Mr. Watts can be found above under “Nominees for Directors.”
(2)	Mr. Weiss was promoted to EVP, Chief Merchandising and Marketing Officer, effective July 14, 2014. Mr. Weiss’s previous title was SVP, Chief Marketing Officer.

Executive Summary

This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

2014 Company Financial Highlights

Key highlights from 2014 include the following:

•	Net sales increased 11.5%

•	Total comparable net sales increased 3.7%

•	Comparable store net sales increased 2.8%

•	E-commerce sales increased 12.0%

•	Opened 61 stores, including one store in Canada

•	Acquired the manufacturing operations of FDC Vitamins, LLC d/b/a Nutri-Force Nutrition

•	Initiated share repurchase program

•	Achieved fully diluted earnings per share of $2.00

2014 Compensation Committee Actions regarding CEO Compensation

After considering our operating performance and return to stockholders, as well as Mr. Truesdale’s strong leadership and individual accomplishments, the Compensation Committee took the following actions with respect to Mr. Truesdale’s 2014 compensation:

•

Annual Management Incentive Program: Mr. Truesdale earned an annual cash incentive under our Management Incentive Program, or “MIP,” of $235,601 for 2014, which amount reflects his personal accomplishments and our Adjusted EBITDA performance.

•

Long-Term Equity Compensation: Mr. Truesdale received a restricted stock award with a grant date fair value of $649,973 in 2014 (which award is scheduled to be forfeited in its entirety upon the effectiveness of Mr. Truesdale’s separation from the Company in June 2015).

2014 Executive Compensation Philosophy and Highlights

In 2014, we again focused on optimizing our results for the benefit of all of our stockholder groups, both in the short-term and the long-term. We believe that focusing on our people and making appropriate strategic investments throughout our organization will enable us to maximize our results and fulfill our long-term strategic objectives.

Our 2014 executive compensation program generally consisted of a mix of salary, annual cash incentives and long-term equity incentives. We did not provide any tax gross-ups (nor do we intend to do so in the future), and we provided only limited perquisites to our named executive officers.

2014 Short- and Long-Term Incentives

When determining annual bonuses for 2014, the Compensation Committee first considered our Adjusted EBITDA performance, which in 2014 was $144.8 million, as compared to our 2014 target Adjusted EBITDA of $155.5 million. This level of Adjusted EBITDA resulted in a potential payout with respect to the corporate performance objective under our MIP of up to 51% of the target bonus payout. The payouts with respect to the 2014 individual performance objectives under the MIP varied among our named executive officers, reflecting their individual contributions during the year. In addition, the Compensation Committee exercised its discretion under the MIP to reduce the payouts to our officers as described further in the CD&A under “Annual Bonus – Management Incentive Program.” Ultimately, bonuses for 2014 ranged from approximately 31% to 35% of the target bonus payouts for our named executive officers, and from 13% to 31% of our named executive officers’ base salaries.

We also granted long-term equity incentives to our named executive officers in 2014 in the form of restricted stock. The ultimate value of these awards depends on our stock price.

Accordingly, we believe that our executive compensation program links pay with our business performance and stockholder interests.

Summary of Executive Compensation Program (including Recent Modifications)

Our executive compensation program includes the following features:

•	Our short-term incentive program (the MIP) is based on the Company’s performance and individual contributions.

•	A portion of our outstanding long-term incentives includes performance-based vesting hurdles.

•	We maintain stock ownership guidelines for our named executive officers.

•

We have enhanced our forfeiture and recoupment policies that provide for the cancellation or clawback of amounts or awards from our named executive officers in certain circumstances, including fraud or restatement of our financial statements.

•	The Compensation Committee uses an independent compensation consultant.

•	We maintain an anti-hedging policy.

Annual Bonus – Management Incentive Program

Our philosophy is to use annual bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations. Our Management Incentive Program, or “MIP,” is a cash-

based, pay-for-performance annual incentive plan. The MIP includes a threshold amount of earnings before interest, taxes, depreciation and amortization (and certain other adjustments) that the Company must achieve before we pay cash bonuses to our named executive officers. We increased that threshold amount from $132.2 million in 2013 to $144.6 million in 2014.

Long-Term Incentive Compensation

We granted restricted stock awards to our named executive officers as long-term incentive compensation in April 2014 and November 2014 (and to Mr. Weiss in August 2014 in connection with his promotion to Executive Vice President, Chief Merchandising and Marketing Officer). These awards are scheduled to vest in 50% installments in April 2016 and April 2017 (except for Mr. Weiss’s August grant, which is scheduled to vest in 50% installments in August 2016 and August 2017), subject to the recipient’s continued service.

Executive Severance Pay Policy

We maintain a uniform policy on severance applicable to executive officers. For named executive officers, severance is payable if a change in control occurs and the executive’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in our Executive Severance Pay Policy. This “double trigger” benefit generally consists of (i) a cash severance benefit equal to two times base salary plus target bonus and (ii) continued benefits for a two-year period, for named executive officers.

Severance is also payable under the policy to our named executive officers in the event of a termination without cause prior to a change in control, which severance generally consists of either (i) a cash amount equal to 26 weeks of the executive’s base salary if the termination occurs within the first year of employment, or (ii) a cash amount equal to 52 weeks of the executive’s base salary if the termination occurs after the first year of employment.

Our severance policy requires all executives to comply with various post-termination covenants during the relevant severance period and to execute a release of claims against the Company. Executives who voluntarily resign or are terminated with cause are not entitled to any severance benefits under the policy.

Say-on-Pay Vote in 2014

We submitted our executive compensation program in effect for 2013 to a non-binding advisory vote of our stockholders at our 2014 annual meeting. Our stockholders approved our 2013 executive compensation program by the affirmative vote of approximately 97.9% of the shares voted on the proposal. The Compensation Committee considered this a favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and our existing executive compensation program. Based in part on this support, the Compensation Committee decided to retain the core design of our executive compensation program in the remainder of 2014 and 2015, as it believes the program continues to attract, retain and appropriately incent senior management.

Compensation Committee Process

The Compensation Committee approves all compensation and awards to our top executives, including our named executive officers. Our 2014 executive compensation program was substantially similar to our executive compensation program in effect for 2013, in part due to the very high level of support our program received from our stockholders in last year’s say-on-pay vote.

We believe that our compensation practices are appropriately aligned with the long-term interests of our stockholders and tie a significant portion of pay to sustained business performance over a multi-year period. In addition to the principles discussed in the CD&A, the following practices support our pay philosophy:

•

Compensation for executive officers is a balanced mix of cash and equity, historically including long-term and performance-based equity awards that include metrics intended to encourage stockholder alignment.

•

Our executive officers are subject to stock ownership guidelines that were developed based on peer analysis and that include target ownership of four times annual base salary for our Chief Executive Officer, two times annual base salary for our other named executive officers and one times annual base salary for vice presidents.

•	We utilize a clawback policy that allows the recoupment of incentive-based compensation from any executive officer whose fraud or misconduct may cause us to restate our financial statements.

Annually, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, subject to our Chief Executive Officer’s employment agreement, establishes our Chief Executive Officer’s compensation for the subsequent year. At the Compensation Committee’s request, our Executive Chairman and our Chief Executive Officer review with the Compensation Committee the performance of our other executive officers, but no other executive officer has any input in executive compensation decisions. Our Executive Chairman and our Chief Executive Officer do not participate in the Compensation Committee’s deliberations with regard to their own compensation. The Compensation Committee gives substantial weight to our Executive Chairman’s and our Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess our other executive officers’ performance and contributions to us.

The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and personal objectives with respect to the prior year’s results. Additionally, following discussions with our Executive Chairman and our Chief Executive Officer and, when the Compensation Committee determines that it is appropriate, with other advisors, the Compensation Committee establishes the compensation for our other executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the financial and personal objectives for each executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

In addition to the Compensation Committee members, our Chief Executive Officer, our Executive Chairman, our Chief Financial Officer, our General Counsel/Corporate Secretary and our Senior Vice President of Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Other members of the Board have also attended Compensation Committee meetings. The Compensation Committee makes reports to the full Board based on its activities and for certain activities, such as the granting of equity awards, the Compensation Committee makes recommendations to the full Board for approval.

General Compensation Philosophy, Objectives and Purpose

We work to attract and retain proven and talented industry executives who we believe will help to place us in the best position for continued growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe each of the following:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (i) reflect progress toward Company-wide financial and personal objectives and (ii) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through long-term equity awards and stock ownership guidelines, which aligns our executives’ interests with those of our other stockholders.

The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed our expectations and to meet specific individualized goals. We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We believe that stock-based compensation provides a means for our executives to obtain a degree of ownership of the Company, and therefore align corporate and individual goals. The Compensation Committee has historically incorporated performance-based elements into our equity grants to our executive officers. Because cash bonuses are based on both individual and Company-wide performance and objectives, we offer a market-competitive base salary for the executive position that is intended to mitigate any volatility we may experience regarding overall performance and objectives. Our philosophy is that we should use annual bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations and not as a component of salary.

Compensation Determinations and the Role of Consultants

Review of External Data

Each year, the Compensation Committee reviews the total compensation package of each named executive officer based upon the recommendations of our Chief Executive Officer and such outside consultants as the Compensation Committee has deemed appropriate. For named executive officers, data relating to our proxy peer group may be supplemented from time to time with retail industry survey data from Hay Group, a national executive compensation consulting firm retained by the Compensation Committee. In 2014, the Compensation Committee used data provided by Hay Group to analyze our Chief Executive Officer pay compared to the approved peer group. This data showed the competitive positioning of our Chief Executive Officer’s pay relative to our peer group for all elements of cash and equity compensation.

Also, the Compensation Committee may consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess the compensation practices in the businesses and markets in which we compete for executive talent. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. As a result, the Compensation Committee may determine to provide compensation outside of the normal cycle to certain individuals to address retention issues.

Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant does not perform other services for the Company unless the Compensation Committee pre-approves those services and the Compensation Committee is updated regularly regarding the status of those services. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2014, management did not engage a separate consultant.

In 2014, the Compensation Committee retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. In 2014, the Compensation Committee asked Hay Group:

(i)  to discuss with the Compensation Committee the design of our Management Incentive Program for 2014 and the long-term incentive compensation granted in 2014; and

(ii)  to analyze and summarize peer group proxies with respect to executive compensation, with a particular focus on Chief Executive Officer pay.

The Compensation Committee retained Hay Group to prepare compensation analyses for review by the Compensation Committee in advance of the annual executive officer compensation reviews that occurred in the first quarter of 2014. Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. Our management does not direct or oversee the activities of Hay Group with respect to our executive compensation program.

Selection of Peer Group

The Compensation Committee recognizes the value of using a peer group to further its understanding of the competitive market for executive talent. In general, our “Peer Group” consists of 15 retail companies that generally have revenues between one half and two times our revenue, have a market capitalization between one half and two times our market capitalization, operate in the retail sector, and compete with us for executive talent. In 2014, Hay Group reviewed the peer group to ensure that its composition was still appropriate, and no changes were made. The 2014 peer group consisted of:

•	Big 5 Sporting Goods

•	Buckle

•	Cato Corp.

•	Finish Line

•	Fresh Market

•	GNC

•	Hibbett Sports

•	Jos A Bank Clothiers

•	lululemon athletica

•	Lumber Liquidators Holdings

•	Pier 1 Imports

•	rue21

•	Ulta Salon, Cosmetics & Fragrance

•	Village Super Market

•	Zumiez

Elements of Total Compensation

Base Salary

Base salaries for our executives are determined based on the specific level of the executive, the responsibilities of his or her position, and certain peer group data and labor market factors. Generally, our goal is to provide a salary that is competitive with the salary for similar positions in similar industries within the Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies in an effort to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for our named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted on occasion at the Compensation Committee’s discretion to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the base salaries of our named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Base Salaries

Name	2013 ($)	2014 ($) (1)		Increase (%)
Richard L. Markee	400,000	400,000		0.0%
Anthony N. Truesdale (2)	750,000	762,000	(1)	1.6%
Brenda Galgano	470,000	470,000		0.0%
Louis Weiss (3)	402,000	450,000		11.9%
Jean Frydman	321,000	321,000		0.0%

(1)	The base salaries reflected are the base salaries that were in effect at the end of 2014.
(2)	The increase in Mr. Truesdale’s base salary was due to the elimination of his annual $12,000 car allowance.
(3)	The increase in Mr. Weiss’s base salary in 2014 was due to his promotion to Executive Vice President, Chief Merchandising and Marketing Officer.

Annual Bonus – Management Incentive Program

Our philosophy is that annual bonuses are to be used to provide an added incentive to meet additional, short-term objectives that exceed ordinary expectations. Our Management Incentive Program, or “MIP,” is our cash-based, pay-for-performance annual incentive plan. The MIP allows for a range of cash awards based on the participant’s base salary and level of employment, and our operating results and individual objectives.

Annual bonuses under the MIP are based upon a combination of corporate and individual objectives. The Compensation Committee approves the corporate objectives and individual objectives for our named executive officers. The Committee also retains the discretion to award lesser amounts under the MIP to individuals based upon Company or individual performance, the recommendation of our Chief Executive Officer or such other factors that the Committee deems appropriate. Awards under the MIP are processed and generally paid before March 15 of the year following the applicable performance year. The Chairman of the Compensation Committee, the Chairman of the Audit Committee and our outside auditors generally discuss our audited financial results in connection with the determination of MIP payouts.

The Compensation Committee reviews the MIP periodically and generally presents any proposed changes to the Board. Based upon a review of the compensation arrangements discussed below, we believe that the value and design of the MIP has adequately addressed our goals and compensation philosophy.

The formula below provides an illustration of how annual bonus awards pursuant to the MIP are calculated:

Eligible Compensation x Participant’s Target Bonus x Performance Achievement Percentage x Corporate Multiplier (with respect to the corporate objective only, not the individual objectives) = MIP Award.

Eligible Compensation

Eligible Compensation is the participant’s base salary for the fiscal year for which the bonus is being paid, in this case 2014.

Participant’s Target Bonus

Each position has a target bonus, which is a percentage of the individual’s base salary. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus.

The Compensation Committee set the individual target bonuses for fiscal 2014, and Hay Group reviewed those target bonuses. The individual target bonuses were:

•	60% of base salary for Mr. Markee, our Executive Chairman;

•	100% of base salary for Mr. Truesdale, our Chief Executive Officer;

•	50% of base salary for Ms. Galgano, our EVP and Chief Financial Officer;

•	50% of base salary for Mr. Weiss, our EVP and Chief Merchandising and Marketing Officer; and

•	45% of base salary for Ms. Frydman, our SVP, General Counsel and Corporate Secretary.

Each of the foregoing targets was established pursuant to the respective officer’s employment agreement, except for Ms. Frydman’s target, as she is not party to an employment agreement. In addition, Mr. Weiss’ target bonus increased from 45% to 50% upon his promotion to Executive Vice President, Chief Merchandising and Marketing Officer.

Corporate Objectives

Each year, corporate objectives are reviewed by the Compensation Committee and approved by the Board as part of the budgeting process. To date, the corporate objectives have always been financial, although the Compensation Committee may in the future designate objectives that include both financial (objective) criteria and/or subjective criteria. If the threshold Company performance objectives are not satisfied, there is no bonus payout for any named executive officer except in extraordinary circumstances as determined by the Compensation Committee.

Under the MIP for 2014, a threshold amount of Adjusted EBITDA was required for any bonuses to be paid to our named executive officers. Adjusted EBITDA represents the Company’s net income before provision for income tax, interest income and expense, depreciation and amortization, along with adjustments for capital expenditures, working capital employed during the year and extraordinary, unusual or non-recurring items during the year as determined by the Compensation Committee. With the exception of our Chief Executive Officer, and our Executive Chairman, each of whose annual bonuses are established by the Compensation Committee in a manner consistent with their employment agreements, annual bonuses are determined based on the guidelines provided in the MIP.

The threshold Adjusted EBITDA under the MIP for 2014 was $144.6 million, and the target Adjusted EBITDA was $155.5 million. The Compensation Committee determined that the Company’s actual Adjusted EBITDA for 2014 for purposes of the MIP was $144.8 million, resulting in a potential MIP payout of up to 51% of the target bonus payouts. However, the Compensation Committee exercised its discretion under the MIP to adjust payments to our named executive officers for 2014 downward due to the Committee’s overall evaluation of Company performance. In determining the Company’s Adjusted EBITDA for purposes of the 2014 MIP, the Compensation Committee considered the Company’s EBITDA as set forth in the Company’s audited financial statements and made adjustments for capital expenditures and working capital employed during the year, and for certain extraordinary, unusual and non-recurring items including the costs associated with the acquisition of Nutri-Force and the integration of Nutri-Force into our business and the costs associated with a search for a successor Chief Executive Officer, in each case as permitted under the terms of the MIP.

Corporate Multiplier

The MIP provides that if the applicable corporate performance objective is exceeded, there may be incremental increases in bonus payments. In 2012, the Compensation Committee engaged Hay Group to review our bonus program. Based upon the Hay Group review, in February 2013, the Compensation Committee decided that additional upside opportunity should be provided to better calibrate the bonus opportunity under the MIP program and risk, and thus, recommended that we increase the maximum potential bonus from 150% to 200% of target for 2013. This increase was intended to align the Company’s pay practices with competitive market practices. The Compensation Committee also established $177.3 million as the amount of Adjusted EBITDA that the Company was required to earn for an individual to achieve the maximum bonus payout.

For fiscal 2014, our performance exceeded the threshold Adjusted EBITDA of $144.6 million but was less than the target Adjusted EBITDA $155.5 million. As a result, the Compensation Committee exercised downward discretion for officers (including our named executive officers), and a corporate multiplier of 15% was applied to each officer’s pre-defined bonus payout percentage with respect to the corporate objectives, which are weighted at 75%. The individual objectives are weighted at 25%, and the payout with respect to the individual objectives was based on performance against previously established metrics, decoupled from the corporate multiplier, as described further below.

Individual Objectives

The Compensation Committee customizes the individual component of the annual bonus to each individual’s position with us. Under the MIP generally, if the Company does not achieve the threshold level of the Company performance objective, the Company will not pay individual performance bonuses except in extraordinary circumstances as determined by the Compensation Committee.

The individual objectives for fiscal 2014 for Mr. Truesdale included the development of a 3-5 year strategic growth plan, acquisition and integration of the contract manufacturer, achievement of specific milestones against our leadership development and succession plan, and improved private label development and penetration. The individual objectives for fiscal 2014 for our other named executive officers included implementing strategic initiatives specific to their job functions, integration of the contract manufacturer, goals related to new business development, channel productivity enhancements, brand identity expression, product development and merchandising strategies, financial and productivity initiatives and personnel talent and organizational development.

In early 2015, the Compensation Committee determined the following individual performance achievement percentages for each of our named executive officers:

•	80% for Mr. Markee, our Executive Chairman;

•	80% for Mr. Truesdale, our Chief Executive Officer;

•	94% for Ms. Galgano, our Chief Financial Officer;

•	70% for Mr. Weiss, our Chief Merchandising and Marketing Officer; and

•	80% for Ms. Frydman, our Senior Vice President, General Counsel and Corporate Secretary.

The following table shows targeted and actual bonus amounts calculated as described above for our named executive officers for 2014.

2014 MIP Bonuses

Name	Target (%)	Threshold Payment* ($)	Target Payment ($)	Maximum Payment ($)	Actual Bonus ($)	Actual Bonus as % of Target Payment (%)
Richard Markee	60	120,000	240,000	480,000	75,000	31
Anthony Truesdale	100	381,000	762,000	1,524,000	235,601	31
Brenda Galgano	50	117,500	235,000	470,000	81,662	35
Louis Weiss	50	112,500	225,000	450,000	57,617	26
Jean Frydman	45	72,225	144,450	288,900	45,141	31

*	The “threshold” amounts reflected in this table are based on the payment formula under the MIP. Actual bonuses for 2014 were lower than the threshold amounts because the Compensation Committee exercised its discretion under the MIP to reduce bonuses downward due to overall Company performance.

Individual Bonus Plans

From time to time, we may offer individualized bonus plans in connection with the retention of executive officers. No such bonus plans were offered or in effect in 2014.

Long-Term Incentive Compensation

We granted restricted stock awards to our named executive officers as long-term incentive compensation in April 2014 and November 2014 (and to Mr. Weiss in August 2014 in connection with his promotion to Executive Vice President, Chief Merchandising and Marketing Officer). These awards are scheduled to vest in 50% installments in April 2016 and April 2017 (except for Mr. Weiss’s August grant, which is scheduled to vest in 50% installments in August 2016 and August 2017), subject to the recipient’s continued service.

We believe that granting equity that vests over an extended period of time encourages our executives to focus on our future success. We grant equity awards under the Vitamin Shoppe 2009 Equity Incentive Plan, which was adopted in 2009 and amended in 2012. Our named executive officers and certain outside directors participate in this plan. The number of shares of restricted stock granted to recipients is based in part on their position with us. In the case of certain named executive officers, the number of equity awards granted was a negotiated part of their individual employment packages. Grants in 2014 are summarized in “Grants of Plan-Based Awards” below. All grants to officers require the approval of the Board.

Before 2012, we granted performance-based stock options that vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. The target metrics underlying the vesting of performance-based stock options are established each year. The vesting requirements for performance-based stock options permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. No performance-based stock options were granted in 2014. Accounting rules treat these pre-2012 options as granted in the year performance results are determined probable rather than the year of the grant. As a result, the dollar amounts for 2014 in the “Option Awards” column in the Summary Compensation Table below represent the fair value of annual tranches of performance-based stock options granted before 2012.

Stock Ownership Guidelines for Officers

On February 22, 2012, the Board approved stock ownership guidelines for our executive officers to encourage significant ownership of our common stock and to further align the personal interests of our executive officers with the interests of our stockholders. Under these guidelines:

•

Our Chief Executive Officer was required to accumulate and hold an aggregate market value of our common stock equal to 300% of his annual base salary in our common stock, restricted stock awards or units, and/or vested stock options; in March 2013, the Board amended the stock ownership guidelines for our Chief Executive Officer to increase his percentage to 400%;

•

Each of our other named executive officers and senior vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 200% of his or her annual base salary in our common stock, restricted stock awards or units, and/or vested stock options; and

•

Each of our other vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 100% of his or her annual base salary in our common stock, restricted stock awards or units, and/or vested stock options.

Officers who were in our employment on April 1, 2012 generally have a four-year period from that date to comply with these guidelines, and officers who have joined us since that date or who join us in the future will have a four-year period from the start of their service as an officer to achieve and then hold the required level of stock ownership value. If an officer or other employee who is subject to the stock ownership guidelines is promoted to a position that requires a higher level of stock ownership, the officer or employee will have a four-year period from the date of promotion to achieve that higher level.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or other stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so.

Nonqualified Deferred Compensation

In December 2013, the Compensation Committee terminated a nonqualified deferred compensation plan that we adopted in fiscal 2007 for senior level employees. As required by applicable Internal Revenue Code rules, as a result of the termination of the plan, all participants received a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date occurred in January 2015. The plan had provided participants with the opportunity to defer pretax amounts of up to 75% of base salary and up to 100% of other eligible compensation. The plan was funded by elective contributions made by the participants. We elected to finance any potential plan benefit obligations using Company-owned life insurance policies. There were no Company contributions to the plan during fiscal years 2011, 2012, 2013 or 2014.

Executive Severance Pay Policy; Change in Control Benefits

Payment of severance benefits requires acceptance of, and adherence to, restrictive covenants protective of our interests, including non-compete and non-disclosure obligations, as well as the execution of a release of claims against the Company. In 2012, we amended our Executive Severance Pay Policy, as described below, to provide increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are provided only if a change in control occurs and the executive’s employment is terminated thereafter. In 2014, the policy was amended again to provide our Section 16 officers and senior vice presidents with the right to be eligible for the same severance benefits as our named executive officers.

Since 2002, we have maintained change in control severance protection in our employment agreements and our equity plans. In March 2012, the Compensation Committee considered and modified its approach to change in control benefits. Because existing agreements could not be unilaterally amended, the changes were adopted prospectively in connection with the amendment of executive employment agreements, as described below.

In 2012, we amended our Executive Severance Pay Policy to provide for severance payable if a change in control occurs and a named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit generally consists of (i) a cash severance benefit of two times base salary plus two times target annual bonus and (ii) continued benefits for a two-year period for named executive officers. As amended in 2014, the policy provides that in addition to named executive officers, any eligible Section 16 officers and senior vice presidents will be entitled to the same benefits as named executive officers following a change in control. Other executives receive severance under the policy based on the same payment formula, except that the multiple used is one times base salary, plus one-twelfth for each year of completed employment with the Company, up to a maximum of two times for an executive who has completed 12 years of service. The continued benefits for executive officers other than named executive officers, Section 16 officers and senior vice presidents extend for one year plus one month for each year of completed employment with the Company, up to a maximum of two years. In addition, all executives covered by the policy, including our named executive officers, are entitled to receive a pro rata target bonus for the year of termination of employment if the Company’s performance for the year equals or exceeds its business plan, based on the number of full months employed. Our named executive officers, Section 16 officers and senior vice presidents also are entitled to certain outplacement services for a one-year period following termination.

Severance is also payable under our Executive Severance Pay Policy to executive officers in the event of a termination without cause prior to a change in control. This severance generally consists of either (i) a cash amount equal to 26 weeks of the executive’s annual base salary if the termination occurs within the first year of employment, or (ii) a cash amount equal to 52 weeks of the executive’s annual base salary if the termination occurs after the first year of employment. In addition, if the executive is terminated after June 30th in any year, he or she will receive a bonus based on Company performance, if and to the extent earned that fiscal year under any bonus plan of the Company, prorated to the date of termination.

If any payment under our Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided under our Executive Severance Pay Policy or under any other Company plan.

In 2012, we amended our employment agreements with Mr. Markee, Mr. Truesdale and Mr. Weiss, and entered into a new employment agreement with Ms. Galgano, to conform to our amended Executive Severance Pay Policy. In 2015, we entered into a new employment agreement with Mr. Markee to reflect the 2014 amendments to our amended Executive Severence Pay Policy. We also entered into a new employment agreement with Mr. Colin Watts, our new Chief Executive Officer, commencing in the 2015 fiscal year, which agreement conforms to our amended Executive Severance Pay Policy. The amended agreements (except for that of Mr. Watts) are described under “Employment Agreements” below and contain uniform terms that conform the change in control severance protection, with each person’s consent, to a market-competitive standard. The amended agreements and modifications to our Executive Severance Pay Policy have been designed to provide senior executives with a reasonable level of protection in the event of change in control-related terminations, as well as to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures.

The Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Compensation Committee’s view, severance benefits, including in the event of a change in control, are event-contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Compensation Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The table in the “Potential Payments Upon Termination or Change in Control” section below provides the estimated values and details of the termination benefits under various scenarios for each of our named executive officers as of December 27, 2014.

Other

Perquisites may be awarded to our named executive officers on a case-by-case basis, generally based on individual employment agreements. Any such perquisites are approved by the Compensation Committee and the Board.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language into equity grants, giving the Board the discretion to seek recoupment of the incentive-based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive-based compensation are included in the employment agreements with each of our named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

Insider Trading Policy

Our insider trading policy includes certain periods subject to black-out and other limitations regarding trading of our stock.

Tax Treatment

Internal Revenue Code Section 162(m) limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers (excluding the Chief Financial Officer) to $1 million annually. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation program. Equity awards are generally designed to meet the deductibility requirements and annual incentive awards also generally will be designed to meet this requirement, provided our stockholders approve the proposed Covered Employee Performance-Based Compensation Plan. The Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards and equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Company may pay executives. The 2009 Equity Incentive Plan has been established to allow for the payment of equity awards that are designed to be deductible under Section 162(m). Similarly, the Covered Employee Performance-Based Compensation Plan has been established by the Compensation Committee and submitted for stockholder approval to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m).

However, these plans are not the exclusive means by which annual or long-term incentive payments may be made to covered employees. The Compensation Committee at its discretion may make such awards.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and it believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits, have been reviewed in terms of the long-term best interests of stockholders. The Compensation Committee believes that our executive pay practices provide adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that our executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of stock options) is counterbalanced by long-term incentives (including equity awards that vest over up to four years) and stock ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with stockholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

David H. Edwab – Chairman

B. Michael Becker

Deborah M. Derby

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2014. Compensation information for 2013 and 2012 is also presented because our named executive officers for 2014 were also our named executive officers for those years.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Richard L. Markee	2014	400,000	199,977	—	75,000	17,661	360	692,998
Chairman of the Board	2013	400,000	399,976	—	159,390	139,976	360	1,099,702
	2012	400,000	199,978	—	436,590	68,416	360	1,105,344

Anthony N. Truesdale	2014	754,000	649,973	121,907	235,601	14,318	18,760	1,794,560
Chief Executive Officer	2013	737,019	1,299,982	204,513	489,473	114,173	22,560	2,867,720
	2012	675,000	800,002	199,730	1,227,909	56,995	22,160	2,981,796

Brenda Galgano	2014	470,000	324,936	—	81,662	—	10,760	887,359
Chief Financial Officer	2013	468,096	324,960	—	155,437	—	10,560	959,053
	2012	457,442	324,992	—	423,637	—	702	1,206,773

Louis Weiss	2014	450,000	724,905	36,574	57,617	—	10,760	1,279,856
EVP, Chief Merchandising and Marketing Officer	2013	400,281	324,960	56,571	116,519	—	10,560	908,891
	2012	390,414	299,990	55,382	327,066	—	10,162	1,083,014

Jean Frydman	2014	321,000	199,961	—	45,141	—	10,760	576,862
SVP, General Counsel	2013	317,366	199,964	—	93,615	—	7,768	618,712
	2012	184,615	199,957	—	153,090	—	210	537,872

(1)	Salary reported includes amounts deferred at the officer’s election pursuant to the Company’s deferred compensation plans. Ms. Frydman’s 2012 salary represents amounts earned commencing in May 2012, her month of hire, through December 2012.
(2)	These amounts were calculated in accordance with FASB ASC Topic 718. Restricted stock awards granted in 2014 were time-based, with 50% scheduled to vest on each of April 7, 2016 and April 7, 2017 (except for a restricted stock award granted to Mr. Weiss on August 26, 2014, which is scheduled to vest on August 26, 2016 and August 26, 2017), contingent upon continued employment. One-half of each officer’s restricted stock awards granted in 2013 and 2012 were performance-based, with vesting based upon the achievement of Adjusted EBITDA targets over a three-year vesting period (50% at the 2nd anniversary of grant and 50% at the 3rd anniversary of grant, with a make-whole provision if the three-year Adjusted EBITDA growth or target is achieved, even if growth or target in any individual year is not achieved), and the remaining one-half were time-based, with 50% scheduled to vest on each of the second and third anniversaries of grant, contingent upon continued employment. For the performance-based awards, amounts in the table assume that the probable outcome determined as of the grant date is that the performance goals will be achieved.

(3)	The Company did not grant any stock options to the named executive officers in 2014, 2013 or 2012. The amounts reflected in this column for 2014, 2013 and 2012 represent the fair value of annual tranches of performance-based stock options granted before 2012, which value has been estimated pursuant to the requirements under fair value accounting in accordance with FASB ASC Topic 718. Before 2012, we granted performance-based stock options that vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. For accounting purposes, performance-based stock options are measured, and expense is calculated and recorded, after the determination that the achievement of the pre-established performance targets are probable, over the relevant service period. The target metrics underlying the vesting of performance-based stock options are established each year. The vesting requirements for performance-based stock options permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. The assumptions used for estimating the fair value for the stock options are outlined in Note 10, “Stock Based Compensation,” to our financial statements, as included in our Annual Report on Form 10-K included in our annual report to stockholders. The weighted average fair value of our options, calculated pursuant to fair value requirements, was $18.99 for fiscal 2014, $23.76 for fiscal 2013, and $23.20 for fiscal 2012. See Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in our Annual Report on Form 10-K for further discussion.
(4)	These amounts reflect bonuses earned under the MIP, which are typically paid in the year following the applicable performance year.
(5)	There were no “above-market” earnings on nonqualified deferred compensation in 2014 (or in 2013 or 2012). The amounts reflected in this column represent all earnings on nonqualified deferred compensation for the applicable years. The Company did not maintain any defined benefit or actuarial pension plans in any of the years reflected in the table.
(6)	The amounts reflected in the All Other Compensation column for 2014 represent the following:

Type	Mr. Markee	Mr. Truesdale	Ms. Galgano	Mr. Weiss	Ms. Frydman
Car Allowance (a)	—	$8,000	—	—	—
Life Insurance Premiums (b)	$360	$360	$360	$360	$360
401(k) Company Contribution	—	$10,400	$10,400	$10,400	$10,400
Totals	$360	$18,760	$10,760	$10,760	$10,760

(a)	Mr. Truesdale received a car allowance of $1,000 per month. In 2014, after Mr. Truesdale had received eight months of car allowance, the Company discontinued its car allowance program. To offset the elimination of the program, the Company increased Mr. Truesdale’s salary by $12,000 on a going-forward basis. However, because Mr. Truesdale had already received eight months of car allowance in 2014, his salary increased by $4,000 for 2014.
(b)	The amounts shown represent premiums we paid on behalf of the executive.

Grants of Plan-Based Awards

We grant equity awards to our named executive officers under the Vitamin Shoppe 2009 Equity Incentive Plan, as amended. This plan provides for grants of stock options and restricted stock to select directors, officers, consultants and employees of Vitamin Shoppe and its subsidiaries, and is administered by the Compensation Committee.

Non-equity incentive plan awards are granted under our Management Incentive Program.

The following table shows plan-based awards granted in fiscal 2014 to our named executive officers:

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)
Richard Markee	3/7/2014	—	120,000	240,000	480,000	—	—
	4/7/2014	4/4/2014	—	—	—	4,308	199,977
Anthony Truesdale	3/7/2014	—	381,000	762,000	1,524,000	—	—
	4/7/2014	4/4/2014	—	—	—	14,002	649,973
Brenda Galgano	3/7/2014	—	117,500	235,000	470,000	—	—
	4/7/2014	4/4/2014	—	—	—	3,500	162,470
	11/10/2014	10/29/2014	—	—	—	3,429	162,466
Louis Weiss	3/7/2014	—	112,500	225,000	450,000	—	—
	4/7/2014	4/4/2014	—	—	—	3,500	162,470
	8/26/2014	8/26/2014	—	—	—	10,424	399,969
	11/10/2014	10/29/2014	—	—	—	3,429	162,466
Jean Frydman	3/7/2014	—	72,225	144,450	288,900	—	—
	4/7/2014	4/4/2014	—	—	—	2,154	99,989
	11/10/2014	10/29/2014	—	—	—	2,110	99,972

(1)	These amounts reflect threshold, target, and maximum amounts for MIP awards for the 2014 fiscal year performance period. See the Non-Equity Incentive Compensation Plan column of the Summary Compensation for actual amounts received by the officers in connection with MIP awards for 2014. See the section of the CD&A entitled “Annual Bonus – Management Incentive Program” for further information regarding MIP awards for 2014.
(2)	These amounts reflect the FASB ASC Topic 718 grant date fair values of restricted stock awards granted in 2014 under the Vitamin Shoppe 2009 Equity Incentive Plan, as amended. These awards are scheduled to vest 50% on April 7, 2016 and 50% on April 7, 2017, subject to the recipient’s continued employment (except for a restricted stock award granted to Mr. Weiss on August 26, 2014, which is scheduled to vest on August 26, 2016 and August 26, 2017, subject to his continued employment).

Outstanding Equity Awards at Fiscal Year-End

The table below describes the outstanding equity awards held by our named executive officers as of December 27, 2014. Restricted stock awards granted in 2011 were time-based, with 50% scheduled to vest on each of the third and fourth anniversaries of the grant date, contingent upon continued employment. Restricted stock awards granted in 2012, 2013 and 2014 vest as described in footnote (1) to the Summary Compensation Table above. The stock options reflected in the table below have a maximum term of 10 years. Vested stock options under the Vitamin Shoppe, Inc. 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan generally remain exercisable for 30 days and 90 days, respectively, from the date of termination of employment without cause. There generally are no additional factors affecting an optionee’s ability to exercise stock options other than the general vesting terms.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Markee	9/8/2009	100,000	—		15.11	3/7/2017	—	—		—	—		—
	—	—	—		—	—	4/2/2012	1,126		53,113	1,125		53,066
	—	—	—		—	—	4/1/2013	4,194		197,831	4,193		197,784
	—	—	—		—	—	4/7/2014	4,308		203,208	—		—
Anthony Truesdale	—	—	—		—	—	4/4/2011	27,226	(1)	1,284,250	—		—
	4/4/2011	—	5,814	(1)	34.19	4/4/2021	—	—		—	—		—
	4/4/2011	—	12,105	(2)	34.19	4/4/2021	—	—		—	—		—
	—	—	—		—	—	4/2/2012	4,503	(3)	212,407	4,503	(3)	212,407
	—	—	—		—	—	4/1/2013	13,630	(4)	642,927	13,629	(5)	642,880
	—	—	—		—	—	4/7/2014	14,002	(5)	660,474	—		—
Brenda Galgano	—	—	—		—	—	4/4/2011	12,500		589,625	—		—
	—	—	—		—	—	4/2/2012	1,829		86,274	1,829		86,274
	—	—	—		—	—	4/1/2013	3,407		160,708	3,407		160,708
	—	—	—		—	—	4/7/2014	3,500		165,095	—		—
	—	—	—		—	—	11/10/2014	3,429		161,746	—		—
Louis Weiss	—	—	—		—	—	4/4/2011	1,167		55,047	—		—
	4/4/2011	5,232	1,745		34.19	4/4/2021	—	—		—	—		—
	4/4/2011	3,631	3,632		34.19	4/4/2021	—	—		—	—		—
	—	—	—		—	—	4/2/2012	1,689		79,670	1,688		79,623
	—	—	—		—	—	4/1/2013	3,407		160,708	3,407		160,708
	—	—	—		—	—	4/7/2014	3,500		165,095	—		—
	—	—	—		—	—	8/26/2014	10,424		491,700	—		—
	—	—	—		—	—	11/10/2014	3,429		161,746	—		—
Jean Frydman	—	—	—		—	—	8/1/2012	907		42,783	907		42,783
	—	—	—		—	—	4/1/2013	2,097		98,915	2,096		98,868
	—	—	—		—	—	4/7/2014	2,154		101,604	—		—
	—	—	—		—	—	11/10/2014	2,110		99,529	—		—

(1)	These options and shares vested on April 4, 2015 pursuant to Mr. Truesdale’s separation agreement.
(2)	It is expected that Mr. Truesdale will forfeit these options in connection with his separation from the Company.
(3)	These shares vested on April 2, 2015 prior to the effective date of Mr. Truesdale’s resignation.
(4)	6,815 of these shares vested on April 1, 2015. The remaining shares will be forfeited as a result of Mr. Truesdale’s separation from the Company.
(5)	It is expected that Mr. Truesdale will forfeit these shares in connection with his separation from the Company.

Option Exercises and Stock Vested

Our named executive officers exercised 442,806 stock options during fiscal 2014, and 63,853 shares of restricted stock held by our named executive officers vested during fiscal 2014. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2014 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Markee	107,774	3,357,913	2,252	109,199
Anthony Truesdale	322,588	9,673,088	38,540	1,837,622
Brenda Galgano	—	—	16,160	771,473
Louis Weiss	12,444	338,016	5,088	244,461
Jean Frydman	—	—	1,813	76,418

Nonqualified Deferred Compensation

In December 2013, the Compensation Committee terminated a nonqualified deferred compensation plan that we adopted in fiscal 2007 for senior level employees. As required by applicable Internal Revenue Code rules, as a result of the termination of the plan, all participants received a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date occurred in January 2015. The plan had provided participants with the opportunity to defer pretax amounts of up to 75% of base salary and up to 100% of other eligible compensation. The plan was funded by elective contributions made by the participants. We elected to finance any potential plan benefit obligations using Company-owned life insurance policies. There were no Company contributions to the plan during fiscal years 2011, 2012, 2013 or 2014.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
Richard Markee	39,848	(1)	—	17,661	(2)	487,190	544,040	(3)
Anthony Truesdale	—		—	14,318	(2)	—	756,752	(3)
Brenda Galgano	—		—	—		—	—
Louis Weiss	—		—	—		—	—
Jean Frydman	—		—	—		—	—

(1)	Amount is included in the “Salary” column of the Summary Compensation Table above for 2014.
(2)	Amount is included in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above for 2014.
(3)	All contributions to, and earnings under, the nonqualified deferred compensation plan have been reported in the Summary Compensation Table in 2014 or a prior year as either Salary or Nonqualified Deferred Compensation Earnings, as applicable.

Pension Benefits

We currently do not have a pension program for our employees, officers or directors, nor did we have any such program in fiscal 2014.

Employment Agreements

As of December 27, 2014, Mr. Markee, Mr. Truesdale, Ms. Galgano and Mr. Weiss were employed with us pursuant to written employment agreements. Ms. Frydman does not have an employment agreement. Each of these employment agreements is described below.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011 and March 29, 2012, was for a term of employment ending January 1, 2015 (prior to amendment in 2012, the term of employment was to end September 10, 2013), unless earlier terminated, and provided that Mr. Markee would serve as our Executive Chairman and his annual base salary would be $400,000. Under the agreement, Mr. Markee was eligible for an annual cash bonus award. For the 2011 fiscal year, Mr. Markee received an annual cash bonus of $326,953, payable in calendar year 2012 at the same time annual bonuses are paid to our other senior executives. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee was eligible for an annual cash bonus, based on a target opportunity of 60% of his base salary (50% prior to amendment in 2012), payable at the same time annual bonuses were paid to our other senior executives. The annual cash bonus was based on both our satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board.

On January 1, 2015, Mr. Markee entered into a new employment agreement with the Company on substantially the same terms described in the preceding paragraph. The term of the agreement extends through December 31, 2015, and the agreement was subsequently amended on March 12, 2015. In addition, in January 2015, Mr. Markee received a restricted stock award equal to his annual base salary.

Mr. Markee is entitled to participate in any health, disability and life insurance and other employee benefit plans and programs we make available to our senior management employees generally. The agreement provides that Mr. Markee will receive continued health and life insurance to age 65, provided that he pays the employee’s regular share of such coverage, and an alternative arrangement for us to provide severance and term life insurance sufficient to purchase such insurance if it is otherwise unavailable from us.

Prior to the January 1, 2015 employment agreement, if we terminated Mr. Markee’s employment “with cause,” or for “good reason” he would have been entitled to any vested right of benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits would continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full after such termination. If we terminated Mr. Markee’s employment “without cause” or upon or within two years following a “change in control,” or Mr. Markee’s terminated his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he would have been entitled to payments under the Executive Severance Pay Policy, as described above.

Under the January 1, 2015 employment agreement, if we terminate Mr. Markee’s employment “with cause,” he will be entitled to his accrued and unpaid base salary, as well as reimbursement for any and all out-of-pocket expenses reasonably incurred by him consistent with Company policy prior to the date of termination. If we terminate Mr. Markee’s employment “without cause,” he will be entitled to his compensation through the remaining term of the agreement. He will also receive a pro rata portion of the annual cash bonus opportunity and will be eligible to receive the medical benefits. In addition, the unvested portion of the restricted stock award to which he was eligible will continue to vest on the schedule set forth in the agreement provided that Mr. Markee does not compete with the Company during any balance of the non-competition period. If, within two years after a “change in control,” Mr. Markee terminates his employment due to an “adverse change in status,” he will be entitled to receive his base salary through the remaining term of the agreement, a pro rata portion of the annual cash bonus opportunity and medical benefits.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated June 12, 2006, as amended December 28, 2007, September 25, 2009, February 28, 2011 and March 29, 2012, provided that Mr. Truesdale would serve as our Chief Executive Officer and his annual base salary would be $675,000. Before April 4, 2011, Mr. Truesdale served as President and Chief Merchandising Officer. The agreement set forth an initial term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end March 31, 2012) and provided for automatic renewal for up to two successive one-year periods unless either Mr. Truesdale or we notified the other of his or our intent not to renew the agreement. The agreement also provided that Mr. Truesdale would be eligible for an annual cash bonus with a target amount of 100% of his base salary. Such annual bonus would be based on both our satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board. The agreement also provided for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with our general employee policies. During 2014, Mr. Truesdale’s automobile allowance was phased out after eight months, and the amount of the allowance was added to Mr. Truesdale’s base salary. For 2014, this resulted in an increase in base salary of $4,000 due to the fact that Mr. Truesdale had already received eight months of automobile allowance.

If we had terminated Mr. Truesdale’s employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Mr. Truesdale had terminated his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he would have been entitled to payments under the Executive Severance Pay Policy, as described above. The employment agreement provided that if Mr. Truesdale’s employment was terminated due to our not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the second one-year extension of the employment term, then Mr. Truesdale would have been entitled to receive the same severance he would have received if we had terminated his employment without cause.

In connection with Mr. Truesdale’s resignation, we entered into a separation agreement with Mr. Truesdale on March 31, 2015. Pursuant to the separation agreement, Mr. Truesdale resigned as our Chief Executive Officer and director as of April 3, 2015. Mr. Truesdale will serve as an advisor to the Company until no later than June 26, 2015. For his services as an advisor to the Company, Mr. Truesdale will receive compensation equivalent to his weekly base wages immediately preceding his resignation from the Company. He will continue to receive employee health, welfare and other fringe benefits of the Company. In addition, all equity awards issued to Mr. Truesdale will continue to vest through June 26, 2015, and the exercise period for the options held by Mr. Truesdale was extended through June 26, 2016. The Company will also pay to Mr. Truesdale 50% of the annual cash bonus for 2015 attributable to the performance of the Company as a whole that he would have earned, if any, based on Company results and his individual operating objectives for 2015 had he not terminated his employment. This bonus payment, if any, will be made in 2016 at the time annual cash bonuses are paid to other senior executives of the Company. Within 30 days of the termination of Mr. Truesdale’s services as an advisor to the Company, the Company will pay Mr. Truesdale for unused personal time off, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement.

Brenda Galgano. Ms. Galgano’s employment agreement, originally dated March 29, 2012, as amended March 27, 2015, provides that Ms. Galgano will serve as our Executive Vice President, Chief Financial Officer, and her annual base salary will be $470,000. The agreement sets forth a term ending March 31, 2016 (prior to amendment in 2015, the term of the employment agreement was to end March 31, 2015). The agreement also provides that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminate Ms. Galgano’s employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described above.

Louis H. Weiss. Mr. Weiss’s employment agreement, originally dated January 15, 2007, as amended December 28, 2007, March 29, 2012 and March 27, 2015, provides that Mr. Weiss will serve as Executive Vice President, Chief Merchandising and Marketing Officer, and sets forth a term ending March 31, 2016 (prior to amendment in 2015, the term of the employment agreement was to end March 31, 2015). The agreement provides for an annual base salary of $450,000 and an annual cash bonus with a target amount of 50% of his base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Mr. Weiss’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminate Mr. Weiss’ employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Mr. Weiss terminates his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above.

Potential Payments Upon Termination or Change in Control

The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company on December 27, 2014, the end of our most recent fiscal year. Further information regarding these payments is described above in the CD&A under “Executive Severance Pay Policy; Change in Control Benefits.”

Name	Benefit	Before CIC– Termination without Cause	After CIC– Termination without Cause or for Good Reason	Termination by the Company with Cause or Voluntary Termination	Death or Disability	CIC (No Termination)
Richard Markee	Stock Options (1)	—	—	—	—	—
	Stock Awards (1)	—	$705,003	cease vesting	$705,003	$705,003
	Severance Pay (2)	$400,000	$1,280,000	—	—	—
	Plan Benefits (3)	—	$22,856	—	—	—
	Pro Rata Bonus (4)	$75,000	—	—	$240,000	—
	Life Insurance (5)	—	$1,080	—	—	—
	Executive Outplacement (6)		$1,800

	Total	$475,000	$2,010,739	—	$945,003	$705,003

Anthony Truesdale	Stock Options (1)	—	$232,589	cease vesting	$232,589	$232,589
	Stock Awards (1)	—	$3,655,344	cease vesting	$3,655,344	$3,655,344
	Severance Pay (2)	$762,000	$3,048,000	—	—	—
	Plan Benefits (3)	—	$22,856	—	—	—
	Pro Rata Bonus (4)	$235,601	—	—	$762,000	—
	Life Insurance(5)	—	$1,080	—	—	—
	Executive Outplacement (6)	—	$1,800	—	—	—

	Total	$997,601	$6,961,669	—	$4,649,933	$3,887,933

Brenda Galgano	Stock Options (1)	—	—	—	—	—
	Stock Awards (1)	—	$1,410,430	cease vesting	$1,410,430	$1,410,430
	Severance Pay (2)	$470,000	$1,410,000	—	—	—
	Plan Benefits (3)	—	$22,852	—	—	—
	Pro Rata Bonus (4)	$81,662	—	—	$235,000	—
	Life Insurance (5)	—	$1,080	—	—	—
	Executive Outplacement (6)	—	$1,800	—	—	—

	Total	$551,662	$2,846,162	—	$1,645,430	$1,410,430

Louis Weiss	Stock Options (1)	—	$69,793	cease vesting	$69,793	$69,793
	Stock Awards (1)	—	$1,354,297	cease vesting	$1,354,297	$1,354,297
	Severance Pay (2)	$450,000	$1,350,000	—	—	—
	Plan Benefits (3)	—	$22,854	—	—	—
	Pro Rata Bonus (4)	$57,617	—	—	$225,000	—
	Life Insurance (5)	—	$1,080	—	—	—
	Executive Outplacement (6)	—	$1,800	—	—	—

	Total	$507,617	$2,799,824	—	$1,649,090	$1,424,090

Name	Benefit	Before CIC– Termination without Cause	After CIC– Termination without Cause or for Good Reason	Termination by the Company with Cause or Voluntary Termination	Death or Disability	CIC (No Termination)
Jean Frydman	Stock Options (1)	—	—	—	—	—
	Stock Awards (1)	—	$484,483	cease vesting	$484,483	$484,483
	Severance Pay (2)	$321,000	$930,900	—	—	—
	Plan Benefits (3)	—	$7,406	—	—	—
	Pro Rata Bonus (4)	$45,141	—	—	$144,450	—
	Life Insurance (5)	—	$1,080	—	—	—
	Executive Outplacement (6)	—	$1,800	—	—	—

	Total	$366,141	$1,425,669	—	$628,933	$484,483

(1)	In the event of a termination for cause or in the event of a voluntary termination, stock options and stock awards will cease to vest. In the event of a voluntary termination or termination without cause prior to a change in control, any vested rights or benefits under any equity agreement or plan will remain in effect and any stock options, except as provided in the employment agreement, will remain exercisable for a period of 30 days or 90 days after such date, not to exceed the expiration date of such options, depending on whether the stock options were issued under the Vitamin Shoppe, Inc. 2006 Stock Option Plan or the Vitamin Shoppe, Inc. 2009 Equity Incentive Plan. In the event of a termination without cause due to a change in control, stock options and stock awards would become fully vested. The amounts reflect the value of all unvested stock options and stock awards as of December 27, 2014.
(2)	Per the severance terms of each executive’s employment agreement and the terms of our Executive Severance Pay Policy, in each case as in effect December 27, 2014, the “Before CIC – Termination without Cause” column reflects two years of annual base salary and the “After CIC – Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above in footnote (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments under their respective employment agreements or our Executive Severance Pay Policy, in each case as in effect December 27, 2014.
(5)	Life insurance coverage provided to the named executive officer before termination will be continued at our expense for one year following the executive’s termination date.
(6)	Under our Executive Severance Pay Policy, our named executive officers may be eligible to receive reasonable, executive-level outplacement services for a period of up to one year in the event of termination without cause or for good reason after a change in control. The cost to the Company for such outplacement services is expected to vary depending on the facts and circumstances of the termination. However, the cost to the Company was $1,800 the last time such outplacement services were provided.

Employee Benefit Plans

Our employees, including our named executive officers, are entitled to various employee benefits. These benefits include a 401(k) plan, an employee stock purchase plan, medical and dental care plans, flexible spending accounts for healthcare and life and disability insurance.

Equity Compensation Plan Information

The following table sets forth, as of December 27, 2014, certain information related to our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	393,210	(1)	$24.14	2,540,728
Equity compensation plans not approved by security holders	—		—	—

Total	393,210		—	2,540,728

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 9,633 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

(a)    Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

(b)    Pre-approval of a non-audit service to be performed by our independent registered public accounting firm shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 27, 2014 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2014 and 2013 are described in the table below:

Fee Type	2014 ($)	2013 ($)
Audit fees (1)	1,010,000	867,500
Audit-related fees	—	—
Tax (2)	23,000	185,410
All other fees (3)	485,000	19,000

Total	1,518,000	1,071,910

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.
(2)	Tax fees in 2014 consist of tax consulting services, and tax fees in 2013 primarily consist of tax consulting services and tax compliance work related to federal and state tax filings.
(3)	All other fees consists of fees for due diligence work related to the acquisitions of FDC Vitamins, LLC, among other acquisition targets, in 2014 and Super Supplements, Inc. in 2013.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee (the “Audit Committee”) is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2014, the Audit Committee held five meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.vitaminshoppe.com on the Investor Relations page.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. In fulfilling its role, the Audit Committee relies on the work and assurances of the Company’s management, internal audit and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2014, the Audit Committee met and held discussions with management, internal audit and the independent registered public accounting firm and independently as a committee. The Audit Committee discussed with the Company’s independent registered public accounting firm and internal audit the overall scope and plans for their respective audits. In addition, the Audit Committee met with the independent registered public accounting firm and internal audit with and without management present to discuss the results of their examinations. The Audit Committee also reviewed with management and the independent registered public accounting firm significant risks and exposures identified by management, the overall adequacy of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Conduct, and the Company’s information technology security programs.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 27, 2014 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with our Chief Executive Officer and our Chief Financial Officer of the Company their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board (PCAOB), including those matters required to be discussed by Auditing Standard No. 16 Communication with Audit Committees and Rule 2-07 of Regulation S-X.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence. The Audit Committee pre-approved the audit and non-audit services provided by the independent registered public accounting firm. The Company considered with the independent registered public accounting firm whether the provision of non-audit services to the Company by them and the related fees was compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the lead audit partner and the engagement team, each year and determines to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and the auditors’ capabilities, technical expertise and knowledge of the Company’s operations and industry. The Audit Committee also considers the quality of its ongoing discussions with the auditors, the ability of the auditors to remain independent, external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche and its peer firms, the appropriateness of fees charged, and tenure as the Company’s auditors. Deloitte & Touche has been the Company’s independent registered public accounting firm since 1997. Based on this evaluation, the Audit Committee decided that it was in the best interests of the Company and its stockholders to continue the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 27, 2014. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue its practice of recommending that the Board ask our stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 24, 2015, with respect to the consolidated financial statements of the Company as of and for the year ended December 27, 2014, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2014, for filing with the Securities and Exchange Commission.

Audit Committee

B. Michael Becker – Chairman

Catherine Buggeln

John H. Edmondson

David H. Edwab

PROPOSAL FOUR—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2015.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte &

Touche LLP as our independent registered public accounting firm for fiscal year 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although the Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors and officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2014, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers and directors that were required to be filed under Section 16 of the Exchange Act during 2014 were timely filed. However, the Form 3 filed for John D. Bowlin on October 10, 2014 inadvertently omitted disclosure of Mr. Bowlin’s ownership of 5,000 shares of the Company’s common stock. An amendment to the Form 3 was filed on March 23, 2015 to disclose that Mr. Bowlin held 5,000 shares of the Company’s common stock at the time of the original filing on Form 3.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2016 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders no later than December 17,

2015. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

Requirements for Stockholder Proposals to Be Brought Before the 2016 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047, not earlier than February 3, 2016 and not later than March 5, 2016, except that if the 2016 annual meeting of our stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2016 annual meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)  the name and address of the stockholder proposing such business;

(c)  the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)  any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)  name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)  name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)  a detailed biography outlining the candidate’s relevant background;

(d)  professional and business experience and other significant accomplishments of the candidate;

(e)  an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected;

(f)  a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board; and

(g)  a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with such candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

2014 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2014 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jean W. Frydman

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X0220CB1 U PX +Annual Meeting Proxy Card.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.+ Change of Address — Please print your new address below. Comments — Please print your comments below.B Non-Voting ItemsA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.01 - B. Michael Becker04 - Deborah M. Derby07 - Richard L. Markee 02 - John D. Bowlin05 - John H. Edmondson08 - Richard L. Perkal03 - Catherine E. Buggeln06 - David H. Edwab09 - Beth M. Pritchard1. Election of Directors: For Against Abstain2. Advisory vote to approve named executive officer compensation. For Against Abstain3. Approval of the Internal Revenue Code Section162(m)-Compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION10 - Colin Watts4. Ratification of the appointment of Deloitte & Touche LLPas our independent registered public accounting firm for the 2015 fiscal year.qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qElectronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by11:59 p.m., Eastern Time, June 2, 2015. Vote by Internet Go to www.envisionreports.com/VSI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting of Stockholders – June 3, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Douglas Henson and Jean W. Frydman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Wednesday, June 3, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.( Continued and to be marked, dated and signed, on the other side). Proxy — VITAMIN SHOPPE, INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and the 2014 annual report to stockholders are available at: www.envisionreports.com/VSIqIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q